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                                                                     EXHIBIT 5.1

                                                     April 3, 2006

Dover Saddlery, Inc.
525 Great Road
Littleton, MA 01460

     Re: Registration Statement on Form S-8 Under the Securities Act of 1933, as amended

Dear Sir or Madam:

     We have acted as counsel for Dover Saddlery, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on April 3, 2006 (the "Registration Statement").

     The Registration Statement covers the registration of 840,855 shares of common stock, $0.0001 par value per share, of the Company (the "Shares"), which are to be issued by the Company upon the purchase of stock or the exercise of stock options issued or to be issued under the Company's 1999 Stock Option Plan and 2005 Equity Incentive Plan (collectively, the "Plans").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

     We further assume that all Shares issued upon the purchase of such Shares or the exercise of options granted or to be granted pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

     This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plans and against the payment of the purchase price therefor, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ BINGHAM MCCUTCHEN LLP
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                                                BINGHAM MCCUTCHEN LLP